                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                             SICOR INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                 N/A
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
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                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 [Company Logo]

                                   19 HUGHES
                            IRVINE, CALIFORNIA 92618
                                 (949) 455-4700
                                  May 5, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 27, 2000, at 10:00 a.m., at the principal executive offices of SICOR Inc., located at 19 Hughes, Irvine, California.

    The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

    After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

    A copy of the Company's Annual Report to Stockholders is also enclosed.

    The Board of Directors and Management look forward to seeing you at the meeting.

                                          Sincerely yours,
                                          CARLO SALVI
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                   SICOR INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 2000

                             ---------------------

    The Annual Meeting of Stockholders of SICOR Inc. (the "Company") will be held at the Company's principal executive offices, located at 19 Hughes, Irvine, California, on June 27, 2000, at 10:00 a.m., for the following purposes:

    1.  To elect three Class II directors.

    2. To consider and vote upon a proposal to amend and restate the Company's Employee Stock Purchase Plan.

    3. To consider and vote upon a proposal to amend and restate the Company's 1997 Long-Term Incentive Plan.

    4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

    The Board of Directors has fixed the close of business on April 28, 2000, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available at the Secretary's office, 19 Hughes, Irvine, California, for ten days before the meeting.

    WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                          By order of the Board of Directors.
                                          WESLEY N. FACH
                                          SECRETARY

May 5, 2000

                                   SICOR INC.

                               ------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SICOR Inc., a Delaware corporation ("SICOR" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Company's principal executive offices, located at 19 Hughes, Irvine, California 92618 on June 27, 2000, and any adjournment of the Annual Meeting (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for Class II director listed in this Proxy Statement and FOR approval of proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

    Stockholders of record at the close of business on April 28, 2000 are entitled to notice of and to vote at the Annual Meeting. It is estimated that as of April 28, 2000 the Company had 90,577,475 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

    Directors are elected by a plurality vote. Proposals 2, 3 and 4 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

    The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock.

    This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 5, 2000.

                                   IMPORTANT

    WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                             ELECTION OF DIRECTORS

    The Company has three classes of directors serving staggered three-year terms. Class I and Class II each consist of three directors and Class III consists of four directors. Three Class II directors are to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 2003 or until each such director's successor shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 2001 and 2002 for Class III and Class I directors, respectively. Currently one Class III director's seat is vacant. Shares represented by the enclosed proxy cannot be voted for a greater number of persons than the number of nominees named.

COMPOSITION OF BOARD OF DIRECTORS

    A Shareholder's Agreement between the Company and Rakepoll Finance N.V. ("Rakepoll Finance") specifies that the Company shall use its best efforts to cause the Board of Directors to consist of two directors who are executive officers of SICOR and not affiliated with Rakepoll Finance ("Management Directors"), (ii) three directors designated by Rakepoll Finance ("Investor Directors") and (iii) five independent directors to be designated jointly by the Management Directors and the Investor Directors (the "Independent Directors"). Carlos A. Ferrer and Carlo Ruggeri, nominated for re-election at the Annual Meeting as Class II Directors, would be Independent Directors, and Carlo Salvi, nominated for re-election at the Annual Meeting as a Class II Director, would be an Investor Director. Frank C. Becker and Michael D. Cannon are the other current Investor Directors, Herbert J. Conrad and Donald E. Panoz are the other current Independent Directors; and Gianpaolo Colla and John W. Sayward are the current Management Directors.

    During the term of the Shareholder's Agreement, the number of Investor Directors that Rakepoll Finance is entitled to designate will vary according to its ownership interest in SICOR as a percentage of the 29,500,000 shares of SICOR Common Stock which was controlled directly or indirectly by Rakepoll Finance and its affiliates following the exchange of all of the outstanding shares of Rakepoll Finance Common Stock for SICOR Common Shares which occurred in February of 1997 (its "Initial Interest"). See "Stock Ownership of Management and Certain Beneficial Owners." If Rakepoll Finance's ownership interest in SICOR is (i) 50% or above its Initial Interest, Rakepoll Finance shall have the right to designate for nomination and approval three Investor Directors; the Management Directors shall have the right to designate for nomination and approval two Management Directors; and the five Independent Directors shall be designated for nomination and approval jointly by the Management Directors and the Investor Directors; (ii) 25% or above but less than 50% of its Initial Interest, Rakepoll Finance shall have the right to designate for nomination and approval two Investor Directors; and there shall be four Independent Directors who shall be designated for nomination and approval jointly by the Management Directors and the Investor Directors; (iii) 10% or above but less than 25% of its Initial Interest, Rakepoll Finance shall have the right to designate for nomination and approval one Investor Director; and there shall be three Independent Directors who shall be designated for nomination and approval jointly by the Management Directors and the Investor Directors. Once Rakepoll Finance's interest has fallen below 10% of its Initial Interest, Rakepoll Finance shall have no further right to designate any Investor Directors or Independent Directors and the Management Directors shall have no right to designate any Management Directors or Independent Directors.

    Mr. Ferrer was elected as a Class II director pursuant to a securities purchase agreement (the "Purchase Agreement") dated May 2, 1997 between the Company and FFT Partners I, L.P. ("FFT I"). The Purchase Agreement requires the Company to have a designee of FFT I as a member of the Company's board of directors or nominate a designee of FFT I for election to the Company's board of directors so long as FFT I, or its related entities own at least 50% of the convertible notes it purchased under the Purchase Agreement or the Preferred Stock issuable upon conversion of such notes.

    In accordance with the directions received from Rakepoll Finance, the Management Directors and the Investor Directors pursuant to the Shareholder's Agreement, the Board of Directors has nominated Messrs. Ferrer, Salvi and Ruggeri, currently members of the Board of Directors of the Company, as Class II directors. In the event any of such nominees becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person as the Board of Directors may select in accordance with the terms of the Shareholder's Agreement. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

    UNLESS AUTHORITY TO VOTE FOR DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION OF MESSRS. FERRER, SALVI AND RUGGERI AS CLASS II DIRECTORS.

    Set forth below is information regarding the nominees for Class II director and the continuing directors of Class III and Class I, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 28, 2000 and the year in which each became a director of the Company.

NAME                                                                 AGE
----                                                               --------
CLASS II

Carlos A. Ferrer............................................          46
    Mr. Ferrer has been a director of the Company since May
    1997. He has been a member of Ferrer Freeman Thompson &
    Co. LLC ("FFT"), the general partner of FFT I, a private
    investment fund, since July 1995. From July 1978 until
    July 1995, Mr. Ferrer was employed by Credit Suisse
    First Boston, most recently as Managing Director and
    Head of Global Health Care Investment Banking.

Carlo Salvi.................................................          63
    Mr. Salvi has been a director of the Company since
    February 1997. He was appointed President and Chief
    Executive Officer of the Company in August 1998, and
    from November 1997 to August 1998 served as the
    Company's Executive Vice President. Additionally, from
    February 1997 to June 1999, Mr. Salvi served as a
    Chairman of the Board of Directors and President of
    SICOR-Societi Italiana Corticosteroidi S.p.A. ("Sicor
    S.p.A."). In June 1999, Mr. Salvi was named a Vice
    President of Sicor S.p.A. Sicor S.p.A. is a wholly owned
    subsidiary of Rakepoll Holding B.V. ("Rakepoll
    Holding"), which is owned by SICOR. From September 1995
    to February 1997, he was a consultant to Alco Chemicals
    Ltd., Swiss Branch ("Alco") in Lugano, Switzerland,
    which acts as an agent and distributor of certain Sicor
    S.p.A. products. From 1986 to September 1995, Mr. Salvi
    was General Manager of Alco.

Carlo Ruggeri...............................................          51
    Mr. Ruggeri has been a director of the Company since
    March 1999. He served as President of Elan Pharma Inc.,
    a subsidiary of Elan Corporation, plc ("Elan"), from
    January 1992 to June 1997. Between 1988 and 1991, he was
    Chairman and Chief Executive Officer of Vega Biomedical
    Corp., a medical diagnostics company, and was Vice
    President of Sclavo, a medical diagnostics company, from
    January 1986 to December 1987. Prior thereto, from 1979,
    Mr. Ruggeri held various senior positions in sales and
    marketing in the U.S. diagnostics industry.

NAME                                                                 AGE
----                                                               --------
CLASS III

Frank C. Becker.............................................          64
    Mr. Becker has been a director of the Company since June
    1998 and was appointed Executive Vice President and
    Chief Operating Officer of the Company in June 1999. He
    retired as Vice President, Chemical Research and
    Development for Abbott Laboratories, a healthcare
    products and services company, in December 1997. Mr.
    Becker joined Abbott Laboratories in 1959. In January
    1998, Mr. Becker formed Greenfield Chemicals Inc., a
    sourcing and management consulting company supporting
    the pharmaceutical industry.

Herbert J. Conrad...........................................          67
    Mr. Conrad has been a director of the Company since
    September 1993. From April 1988 to August 1993, Mr.
    Conrad was President of the Pharmaceuticals Division and
    Senior Vice President of Hoffmann-La Roche Inc. Mr.
    Conrad was a member of the Board of Directors of
    Hoffmann-La Roche and a member of its Executive
    Committee from December 1981 through August 1993. Mr.
    Conrad joined Hoffmann-La Roche in 1960 and held various
    positions over the years including Senior Vice President
    of the Pharmaceuticals Division, Chairman of the Board
    of Medi-Physics, Inc. and Vice President, Public Affairs
    and Planning Division. Mr. Conrad is also a director of
    Biotechnology General Corp. and Dura Pharmaceuticals,
    Inc. ("Dura") and UROCOR, Inc.

John W. Sayward.............................................          48
    Mr. Sayward has been a director of the Company since
    June 1998. He joined SICOR in 1992 and was named
    Executive Vice President, Finance, Chief Financial
    Officer and Treasurer in August 1998. Prior to that Mr.
    Sayward was named Vice President, Finance, Chief
    Financial Officer and Treasurer in February 1997.
    Previously he was Division Vice President, Finance,
    Corporate Controller of SICOR and Chief Financial
    Officer of Gensia Sicor Pharmaceuticals, Inc. From 1975
    to 1992, Mr. Sayward was employed in a wide variety of
    financial and accounting positions at Baxter Healthcare
    Corporation, serving as Vice President of Finance and
    Business Development, I.V. Systems Division from 1988 to
    1992. From 1986 to 1988, he was Vice President and
    Controller, Dade Diagnostics Division of Baxter. Mr.
    Sayward served in a number of financial management
    positions at Baxter and American Hospital Supply from
    1975 to 1986. Mr. Sayward received his Masters of
    Management degree from the Northwestern Kellogg School
    of Management.

CLASS I

Donald E. Panoz.............................................          65
    Mr. Panoz has been Chairman of the Board of Directors of
    the Company since February 1997 and served as Chief
    Executive Officer from November 1997 to August 1998. Mr.
    Panoz was a founder and principal shareholder of Elan
    and was Elan's Chairman of the Board from 1970 to
    December 1996. Until January 1995, he held the position
    of Chief Executive Officer of Elan. Mr. Panoz was a
    founder of Mylan Laboratories and served as its
    President from 1960 to 1969. Mr. Panoz is executive
    chairman of Fountainhead Holdings Ltd. (an investment
    holding company) and of Fountainhead Development Corp.,
    Inc., its principal U.S. operating subsidiary. He also
    serves as non-executive chairman of Warner Chilcott, plc
    (formerly Nale Laboratories, plc).

NAME                                                                 AGE
----                                                               --------
Michael D. Cannon...........................................          55
    Mr. Cannon has been a director and Executive Vice
    President of the Company since February 1997. Mr. Cannon
    was named President of the Biotechnology Division of
    SICOR in April 2000 and previously served as its Chief
    Scientific Officer. Mr. Cannon has been employed by
    Sicor S.p.A. since its founding in 1983 and has served
    as a member of the Board of Directors of Sicor S.p.A.
    since 1994. From 1986 to 1997, he was Director of
    Business Development of Alco. Mr. Cannon worked in a
    variety of technical positions at SIRS S.p.A., a
    manufacturer of bulk corticosteroids in Milan, Italy
    from 1970 to 1982.

Gianpaolo Colla.............................................          62
    Dr. Colla has been a director and Executive
    Vice-President, Italian Operations of the Company since
    March 1999. In June 1999, Dr. Colla was named Chairman
    of the Board and President of Sicor S.p.A. Dr. Colla has
    served as Managing Director of Sicor S.p.A. and a member
    of its Board of Directors since 1996, and has been
    associated with Sicor S.p.A. since its founding in 1983.
    Dr. Colla also collaborated with the Elemond Group as
    Strategic Operating Planning Coordinator from 1983
    through 1994, and prior to this period he was Director
    of Mergers and Acquisitions with Fides (now KPMG) from
    1982 through 1983. Dr. Colla has held a variety of
    management positions including positions with The
    Coca-Cola Export Corporation and Philco-Ford
    Corporation. Dr. Colla continues to serve as member of
    the Statutory Audit Board for several significant
    Italian companies. He is a Registered Statutory Auditor
    in Italy and graduated from Milan's Catholic University
    with a degree in Economics and Business Sciences.

    The Board of Directors held 13 meetings during 1999. Other than Mr. Panoz, who attended 11 out of 15 Board and Committee meetings, and Mr. Ferrer, who attended 13 out of 18 Board and Committee meetings, all Directors then in office attended at least 75% of the aggregate of the number of meetings of the Board and of the Committees on which such Directors serve during the periods of their respective Board and Committee memberships.

    The Board of Directors has appointed a Stock Option Committee, a Compensation Committee, an Audit Committee, an Executive Committee and a Nominating Committee.

    The current members of the Stock Option Committee are Carlos A. Ferrer and Herbert J. Conrad. The Stock Option Committee held one meeting during 1999. The Stock Option Committee's function is to administer the SICOR Inc. Amended and Restated 1990 Stock Plan (the "1990 Stock Plan") and the SICOR Inc. 1997 Long-Term Incentive Plan. See "Report to Stockholders on Executive Compensation."

    The current members of the Compensation Committee are Frank C. Becker, Herbert J. Conrad and Carlo Salvi. The Compensation Committee held two meetings during 1999. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation."

    The current members of the Audit Committee are Michael D. Cannon, Herbert J. Conrad and Carlos A. Ferrer. The Audit Committee held two meetings during 1999. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed.

    The current members of the Executive Committee are Carlos A. Ferrer, Donald
E. Panoz and Carlo Salvi. The Executive Committee held two meetings during 1999. The Executive Committee has been delegated the right to exercise all the power and authority of the Board of Directors to the extent permitted by Delaware law and the Company's Charter. Pursuant to the Purchase Agreement, for so long as FFT I or its related entities own at least 50% of the convertible notes it purchased under the Purchase Agreement or the Preferred Stock issuable upon conversion of such notes, a designee of FFT I is entitled to be a member of the Executive Committee and, if requested by FFT I, such designee is entitled to be considered for membership on other committees of the Board of Directors.

    The members of the Nominating Committee are Frank C. Becker and Carlo Salvi. The Nominating Committee held no meetings during 1999. The Nominating Committee's function is to select and nominate individuals to fill vacancies in the Company's Board of Directors. The Nominating Committee will not consider nominees recommended by security holders.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of April 28, 2000 as to shares of Common Stock beneficially owned by (i) each director, (ii) the current officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and
(iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                                BENEFICIAL OWNERSHIP
                                                                  OF COMMON STOCK
                                                          --------------------------------
                                                          NUMBER OF             PERCENT OF
                                                          SHARES (1)            CLASS (2)
                                                          ----------            ----------
Rakepoll Finance N.V....................................  29,500,000(3)            32.6%
FFT Partners I, L.P. and Affiliates.....................   6,613,756(4)             7.3%
Citigroup Inc...........................................   7,367,761(5)             8.1%
Luigi Ratti.............................................   7,513,000(6)             8.3%
Stamford Investments LTD................................   5,750,000(7)             6.3%
Frank C. Becker.........................................     130,932(8)               *
Michael D. Cannon.......................................     117,888(9)               *
Herbert J. Conrad.......................................      73,281(10)              *
Gianpaolo Colla.........................................      24,627(11)              *
Carlos A. Ferrer........................................   6,655,268(12)            7.3%
Donald E. Panoz.........................................     755,748(13)              *
Carlo Ruggeri...........................................      31,108(14)              *
Carlo Salvi.............................................  33,460,451(15)           37.2%
John W. Sayward.........................................     132,064(16)              *
                                                          ----------
All Directors and Officers as a group (11 persons)......  41,733,125(17)           46.1%

FOOTNOTES
  *Less than one percent

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3) Rakepoll Finance is a majority-owned direct subsidiary of Korbona Industries Ltd., which is wholly owned by Mr. Salvi. The 29,500,000 shares are included in calculating the 33,660,451 shares owned by Mr. Salvi.

(4) Represents shares which may be acquired within 60 days of April 28, 2000 pursuant to the conversion of convertible notes and exercise of warrants owned by FFT I and its affiliates. The Company has received notice from FFT I of FFT I's intention to convert the notes into shares of Common Stock of the Company.

(5) Based on its Schedule 13G dated February 7, 2000, wherein Citigroup Inc. ("Citigroup") reported the beneficial ownership of 7,367,761 shares of Common Stock. The Schedule 13G states that the shares are owned by subsidiaries of Citigroup and that Citigroup has shared power to vote or direct the vote or the disposition of all 7,367,761 shares.

(6) Includes the 5,750,000 shares held by Stamford Investments LTD. Based on Mr. Ratti's Schedule 13G dated February 10, 2000.

(7) Based on its Schedule 13G dated February 8, 2000.

(8) Includes 113,932 stock options exercisable within 60 days of April 28, 2000.

(9) Includes 117,888 stock options exercisable within 60 days of April 28, 2000.

(10) Includes 73,281 stock options exercisable within 60 days of April 28, 2000.

(11) Includes 24,627 stock options exercisable within 60 days of April 28, 2000.

(12) Includes 6,613,756 shares which may be acquired within 60 days of April 28, 2000 pursuant to the conversion of convertible notes and the exercise of warrants owned by FFT I and its affiliates. Also includes 41,512 stock options exercisable within 60 days of April 28, 2000.

(13) Includes 500,000 stock options exercisable within 60 days of April 28, 2000; includes 31,916 warrants to purchase common stock exercisable within 60 days of April 28, 2000.

(14) Includes 15,600 shares held in the Ruggeri Family Trust; includes 15,508 stock options exercisable within 60 days of April 28, 2000.

(15) Includes 29,500,000 shares owned by Rakepoll Finance; includes 440,000 shares owned by Nora Real Estate S.A. and 50,000 shares owned by Alco; includes 220,236 warrants exercisable within 60 days of April 28, 2000; includes 124,743 stock options exercisable within 60 days of April 28, 2000.

(16) Includes 5,000 warrants exercisable within 60 days of April 28, 2000; includes 105,398 stock options exercisable within 60 days of April 28, 2000.

(17) Includes 1,532,026 shares which may be acquired within 60 days of April 28, 2000 pursuant to the exercise of options and warrants. Also includes 15,600 shares held by trusts for the benefit of family members of directors and officers as to which such directors and officers have voting and investment power.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

    Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1998 and 1999, of those persons who were at December 31 1999, the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                                 AWARDS
                                          ANNUAL COMPENSATION            ----------------------
                                 -------------------------------------   RESTRICTED  SECURITIES
        NAME AND                                       OTHER ANNUAL       STOCK      UNDERLYING    ALL OTHER
   PRINCIPAL POSITION      YEAR  SALARY($)   BONUS($)  COMPENSATION($)   AWARDS($)   OPTIONS(#)   COMPENSATION($)
-------------------------  ----  ---------   --------  ---------------   ---------   ----------   ---------------
Carlo Salvi                1999  $ 50,606(1)    --         --               --          --            --
President and Chief        1998  $ 71,391(1)    --         --               --        150,000         --
Executive                  1997  $ 59,000(1)    --         --               --          --            --
Officer
Michael D. Cannon          1999  $323,850(2) $129,465      --               --         10,000        $117,764(4)(5)(9)
Executive Vice President   1998  $312,018(2) $ 26,458      --               --        140,000        $  3,168(4)
and Chief Scientific       1997  $235,000(2)    --         --            $ 66,263(3)    --           $  3,240(4)
Officer
John W. Sayward            1999  $236,250    $ 97,099      --               --         10,000        $  5,280(4)(9)
Executive Vice President,  1998  $225,212    $ 17,719      --               --         40,000        $106,871(4)(6)
Finance, Chief Financial   1997  $191,090       --         --            $ 38,653(3)   40,000        $  1,636(4)
Officer and Treasurer

Frank C. Becker            1999  $202,392(7) $ 83,912      --               --        100,000        $    540(4)
Executive Vice President
and Chief Operating
Officer

Gianpaolo Colla            1999  $291,329(8)    --         --               --          --           $ 33,545(9)
Executive Vice President,
Italian Operations

------------------------

(1) As converted into U.S. dollars based on the average currency exchange rate for the year in which earned. Represents 92,068,000, 121,000,000 and 100,833,000 Italian Lira, the amounts received by Mr. Salvi as Chairman of the Board of Sicor S.p.A. for 1999, 1998 and 1997, respectively. Mr. Salvi does not receive a salary as President and Chief Executive Officer of the Company.

(2) Includes 16,000,000 Italian Lira (approximately $8,850) Mr. Cannon receives in compensation for his services as a director of Sicor S.p.A. Mr. Cannon joined the Company in February 1997 and his salary for 1997 reflects a partial year of employment.

(3) Represents the aggregate of the fair market value of the shares of restricted stock as of the date of grant ($5.75 per share) less the aggregate consideration paid therefor ($.01 per share). All shares have vested.

(4) Includes amounts paid by the Company for life insurance premiums.

(5) Includes the reimbursement amount paid to Mr. Cannon to relocate from San Diego County to Orange County.

(6) Includes a $105,000 retention bonus which Mr. Sayward received in exchange for waiving certain provisions of his severance agreement with the Company, which amount, after deduction for taxes and through agreement with the Company, was applied towards the purchase of shares of Common Stock.

(7) Mr. Becker was elected Chief Operating Officer of the Company on June 3, 1999 and his salary for 1999 reflects a partial year of employment.

(8) As converted into U.S. dollars based on the average currency exchange rate for 1999. Represents 530,015,000 Italian Lira.

(9) Includes auto allowance paid by the Company.

COMPENSATION OF DIRECTORS

    The members of the Board of Directors who are not employees of the Company received an annual retainer of $10,000 in 1999 and were reimbursed for reasonable expenses incurred in connection with meetings of the Board of Directors and its committees. In February 2000, the Board voted to increase the annual retainer to $15,000, and to compensate non-employee directors $1,000 for each committee meeting attended by such directors in person and $500 for each telephonic committee meeting attended, effective with the 2000 Annual Meeting of Stockholders. In addition, continuing non-employee directors (other than Mr. Panoz) receive automatic grants of options to purchase 7,500 shares of the Company's Common Stock at the conclusion of each annual meeting of stockholders which vest in full upon the earlier to occur of either (i) the conclusion of the next annual meeting or (ii) one year following the date of grant. New non-employee directors receive a similar one-time grant of options to purchase 25,000 shares of the Company's Common Stock which vest ratably on a daily basis over a four-year period.

    In connection with Mr. Panoz agreeing to act as the non-executive Chairman of the Board of the Company and to provide certain other services to the Company, the Company has agreed to pay Mr. Panoz an annual fee of $200,000 and granted Mr. Panoz options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $4.288 per share which vested in increments of 100,000 for each $100,000,000 increase in the Company's market capitalization, prior to February 28, 2000, over $500,000,000. At February 28, 2000, all of the 500,000 shares had vested. Under the terms of the agreement, Mr. Panoz will also receive a bonus of $1,000,000, payable in equal annual installments over a ten-year period, in cash or, at the option of the Company, in stock of the Company since the Company's market capitalization, prior to February 28, 2000, exceeded $1,000,000,000. The agreement may be terminated by either party on 30 days' advance notice in writing; however if the Company terminates the agreement, it will pay Mr. Panoz the difference between $200,000 and any amounts previously paid during the year in which the agreement is terminated.

    Mr. Salvi, as Vice President of Sicor S.p.A. is entitled to receive 416,000,000 Italian Lira (approximately $228,660) per year. Michael Cannon, as a member of the Sicor S.p.A. Board of Directors, is entitled to receive 16,000,000 Italian Lira (approximately $8,880) per year. Dr. Colla, as Chairman of the Board and President of Sicor S.p.A. is entitled to receive 100,000,000 Italian Lira (approximately $55,000) per year and also received 15,000,000 Italian Lira (approximately $8,250) as a member of the Board of Directors of Diaspa S.p.A. In addition, on February 25, 2000, in recognition of their services as Executive Vice Presidents of the Company, Messrs. Becker, Cannon and Sayward and Dr. Colla were each granted options to purchase 10,000 shares of the Company's Common Stock. The above options are exercisable at an exercise price of $9.75 per share and vest over a period of four years, with a vesting start date of January 1, 2000. On January 25, 2000, Dr. Colla, in recognition of his services to the Company, was granted options to purchase 25,000 shares of the Company's Common Stock. The above options are exercisable at an exercise price of $6.481 per share and vest over a period of four years. In June 1999, Mr. Becker was granted options to purchase 100,000 shares of Common Stock in recognition of his services as Chief Operating Officer. Mr. Becker's options are exercisable at an exercise price of $4.125 per share and are fully vested.

SEVERANCE AGREEMENTS

    The Company is a party to a Severance Agreement with Mr. Sayward. Pursuant to this agreement, if, within the first 12-month period after the occurrence of a "Change in Control" of the Company, (a) Mr. Sayward voluntarily resigns for "Good Reason" or (b) the Company terminates Mr. Sayward's employment for any reason other than "Cause" or "Disability," or (ii) if the Company terminates Mr. Sayward's employment because his position has been eliminated in connection with a restructuring or reduction in force, as determined by the Company, Mr. Sayward will be entitled to receive a severance payment during the "Continuation Period" at an annual rate equal to the sum of his base compensation at the annual rate in effect on the date when the termination of his employment with the Company is effective plus (ii) the arithmetic mean of his annual bonuses for the last three calendar years completed prior to the date when the termination of his employment with the Company is effective. Further, the Continuation Period is treated as employment for purposes of determining Mr. Sayward's vesting in any stock options and shares of restricted stock granted to him by the Company.

    The "Continuation Period" is defined as the period commencing on the effective date of the employee's termination of employment and ending on the earlier of (i) the date nine months after the date when the employment termination was effective or (ii) the date of the employee's death. If, however, the employee is not employed in a new position comparable to his position with the Company on the date nine months after his employment termination was effective, then the Continuation Period is extended to the date when the employee becomes employed in such a position, but in no event by more than three months.

    "Change in Control" is defined as the occurrence of any of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part, of such Common Stock; (ii) any acquisition of voting securities of the Company by any person or group, which theretofore did not beneficially own voting securities, representing more than 30% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such entity, person or group owning beneficially securities representing more then 30% of the voting power of all outstanding voting securities of the Company; (iii) approval by the Company's stockholders of a merger in which the Company does not survive as an independent publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all, or substantially all, of the Company's assets; or (iv) a change in the composition of the Company's Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

    "Good Reason" means that the employee: (i) has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company; (ii) has incurred a reduction in his total compensation (including benefits) as an employee of the Company; (iii) has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the employee; (iv) has not received a bonus commensurate with bonuses (if any) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the employee; or (v) has been notified that his principal place of work as an employee of the Company will be relocated by a distance of 50 miles or more.

    "Cause" means: (i) a willful act by the employee which constitutes misconduct or fraud and which is injurious to the Company or (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony.

STOCK OPTIONS

    The following tables summarize option grants and exercises during 1999 to or by the Chief Executive Officer and the Named Executive Officers, and the value of the options held by such persons at the end of 1999. The Company does not grant Stock Appreciation Rights.

                          OPTION GRANTS IN FISCAL 1999

                                                      INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                                    --------------------------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF                                                ANNUAL RATES OF STOCK
                                    SECURITIES   PERCENT OF TOTAL                                APPRECIATION FOR
                                    UNDERLYING    OPTIONS GRANTED   EXERCISE OR                   OPTION TERM(2)
                                      OPTIONS     TO EMPLOYEES IN      BASE      EXPIRATION   ----------------------
               NAME                 GRANTED(#)   FISCAL YEAR 1999   PRICE($/SH)     DATE        5%($)       10%($)
----------------------------------  -----------  -----------------  -----------  -----------  ----------  ----------
Carlo Salvi.......................      --              --              --           --           --          --
Michael D. Cannon.................      10,000       .89%            $   5.063      2/10/09   $   31,840  $   80,670
John W. Sayward...................      10,000       .89%            $   5.063      2/10/09   $   31,840  $   80,670
Frank C. Becker...................     100,000       8.9%            $   4.125      6/03/09   $  259,400  $  656,500
Gianpaolo Colla...................      --              --              --           --           --          --

------------------------

(1) Generally, options become exercisable ratably on a daily basis over a four-year period and vest in full in the event of a change in control with respect to the Company and in the event of the death of the optionee. The exercise price per share of options granted in 1999 represented the fair market value of the underlying shares on the date of grant. Generally, options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

        AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND VALUE OF OPTIONS
                             AT END OF FISCAL 1999

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                         OPTIONS AT END OF FISCAL      THE-MONEY OPTIONS AT
                                                                  1999(#)            END OF FISCAL 1999($)(1)
                               SHARES                    -------------------------   -------------------------
                             ACQUIRED ON      VALUE
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              -----------   -----------   -------------------------   -------------------------
Carlo Salvi................      --            --          106,366/43,634              $332,394/$136,356
Michael D. Cannon..........      --            --           99,476/50,524              $320,398/$162,417
John W. Sayward............      --            --           91,568/33,432              $305,776/$122,626
Frank C. Becker............      --            --          109,651/15,349              $406,528/$70,022
Gianpaolo Colla............      --            --           17,712/7,288                $55,350/$22,775

------------------------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1999 ($7.75), minus the exercise price.

                REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company and the Stock Option Committee (the "Committees") are pleased to present their report on executive compensation. This report is provided by the Committee to assist stockholders in understanding the Committees' objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 1999 were made by the Committees. In making their determination, the Committees have relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the pharmaceutical industry, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Committees believe that compensation of the Company's executive officers should:

    - Encourage creation of stockholder value and achievement of strategic corporate objectives.

    - Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

    - Recognize individual initiative, effort and accomplishment.

    - Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

    - Provide a total compensation opportunity that is competitive with companies in the pharmaceutical industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

    - Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

    The Company's existing compensation structure for executive officers generally includes a combination of base salary, bonus, and stock options. In 1999, the Company completed the transition of its business from a biotechnology focus to that of an operating international pharmaceutical company. The Committees have therefore determined that the Company's compensation policy for the executive officers should be based on the Company's achievement of its revenue and profitability goals established with the Board of Directors, as well as the individual contributions and achievements of each executive officer. In order to insure that each element of the Company's compensation structure reflects this policy across all of the Company's divisions worldwide, the Committees plan to engage an outside consultant to review the Company's salary, bonus and stock option policies during 2000 and to recommend to the Committees any appropriate changes to those policies.

    BASE SALARY

    Compensation levels are largely determined through comparisons with companies of similar size and complexity in the pharmaceutical industry and companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers is generally targeted at the median of the companies reviewed. In establishing base salaries for 1999 the Committees considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered. At the beginning of fiscal 1999, goals were established for the Company and approved by the Board of Directors. Goals set for 1999 included meeting certain revenue and profitability targets; obtaining approval of certain ANDAs and the filing of key additional ANDAs at Gensia Sicor Pharmaceuticals; raising additional financial resources for the Company; and divestiture of the Company's majority interest in its subsidiary, Metabasis Therapeutics, Inc. Compensation levels for the executive officers are competitive within a range that the Committees consider to be reasonable and necessary.

    BONUS

    The Committees may award bonuses under its Key Employee Incentive Plan at the end of the fiscal year based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. This award may be in the form of restricted stock in lieu of cash. The Company establishes a bonus pool based on a percentage of the operating revenues of the Company in awarding such bonuses. Based on the Company's 1999 operating revenues, the Committees decided in February 2000 to award bonuses for 1999 to certain executive officers and employees.

    STOCK OPTIONS

    The Company's 1990 Stock Plan and 1997 Long Term Incentive Plan are administered by the Company's Stock Option Committee, which is a committee of outside directors of the Company. The Stock Option Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price. The number of stock options granted to executive officers, including the Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements, individual performance and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at pharmaceutical companies taking into account differences in such companies' stock prices, stage of development, achievements and the like.

1999 CEO COMPENSATION

    Mr. Salvi, the Company's President and Chief Executive Officer does not receive a salary as President and Chief Executive Officer of the Company, but does receive an annual salary of 416,000,000 Italian Lira (approximately $228,660) in his capacity as Vice President of Sicor S.p.A. This salary was set by the Board of Directors of Sicor S.p.A. in March 2000 and was based principally on a comparison with salaries paid to other officers performing comparable duties in other Italian companies of similar size. From June 1999, when Mr. Salvi was named on it its Vice Presidents, until March 2000 Mr. Salvi was paid an annual salary of 100,000,000 Italian Lira (approximately $55,000), the same salary he received in his former capacity of Chairman of the Board of Sicor S.p.A. The Compensation Committee has determined that the salary set by the Sicor S.p.A. Board for Mr. Salvi is appropriate given his duties at Sicor S.p.A.

MISCELLANEOUS

    Section 162(m) of the Internal Revenue Code (the "Code") was enacted in 1993 and took effect for fiscal years beginning in 1994. Section 162(m) disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. The Board of Directors amended the 1990 Stock Plan to, among other things, qualify for an exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1990 Stock Plan. The 1997 Long-Term Incentive Plan, which replaced the 1990 Stock Plan in February 1997 also qualifies for such exemption with respect to grants under such plan.

    This Compensation Committee and Stock Option Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                COMPENSATION COMMITTEE         STOCK OPTION COMMITTEE
                Herbert J. Conrad              Herbert J. Conrad
                Carlo Salvi                    Carlos A. Ferrer
                Frank C. Becker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Stock Option Committee during 1999 were Herbert J. Conrad and Carlos A. Ferrer. The members of the Compensation Committee during 1999 were Herbert J. Conrad, Carlo Salvi and Frank C. Becker. Mr. Salvi is the Company's President, Chief Executive Officer and principal stockholder. For a description of certain business relationships between the Company and Mr. Salvi, see "Certain Transactions -- Relationship with Alco Chemicals, Ltd." and "-- Other Transactions."

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

SICOR InNasdaq ComposNasdaq Pharmaceutical
12/30/94 100 100 100
12/29/95 123.52 140.36 183.41
12/31/96 108.94 171.84 183.98
12/31/97 136.71 209.84 189.97
12/31/98 106.59 290.12 241.95
12/31/99 182.35 534.66 450.28

                             12/30/94   12/29/95   12/31/96   12/31/97   12/31/98   12/31/99
SICOR Inc.                   $100.00    $123.52    $108.94    $136.71    $106.59    $182.35
Nasdaq Composite              100.00     140.36     171.84     209.84     290.12     534.66
Nasdaq Pharmaceutical         100.00     183.41     183.98     189.97     241.95     450.28

    Assumes a $100 investment on December 30, 1994 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

    The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting Wesley N. Fach, Secretary, at (949) 455-4700.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH ALCO CHEMICALS, LTD.

    Alco, an affiliate of Rakepoll Finance and wholly owned by Carlo Salvi, acts as a non-exclusive sales agent for certain bulk pharmaceutical products produced by certain subsidiaries of the Company, in exchange for a commission of 4% of sales. The parties will determine, from time to time, those bulk pharmaceutical products for which Alco will act as a sales agent. In 1999, the Company recognized approximately $2.3 million of commission expense relating to Alco.

OTHER TRANSACTIONS

    In March 1999, the Company assigned to Rakepoll Finance an option agreement between Genchem Pharma Ltd., a wholly owned subsidiary of the Company and Solidago A.G. The option agreement was assigned to Rakepoll in exchange for the assumption by Rakepoll of a $500,000 payment under the option agreement. Rakepoll Finance is a majority-owned direct subsidiary of Korbona Industries Ltd., which is wholly owned by Mr. Salvi, a director, President and Chief Executive Officer of the Company.

    On June 10, 1999, as part of a private placement of 8.675 million Units (each Unit consisting of one share of Common Stock and a Warrant to purchase one-tenth share of Common Stock at a per share exercise price of $5.75) Mr. Carlo Salvi, a director, President and Chief Executive Officer of the Company, purchased 2.5 million Units for $10 million. In connection with the transaction, the Company repaid $10 million in 8% Convertible Notes due in January 2001, which Mr. Salvi had purchased in December 1998. The repayment eliminated approximately $800,000 in annual interest payments for the Company.

    On June 1, 1999, the Company entered into a consulting agreement with Greenfield Chemical, Inc. Mr. Becker, a director and Chief Operating Officer of the Company, owns substantially all the capital stock of Greenfield Chemical, Inc. In addition, in August 1999, the Company entered into two transactions with Newport Strategies Inc. ("Newport"), a consulting and marketing research firm, for the purchase of certain software and for certain market research services, pursuant to which Newport received an aggregate of $150,000. Mr. Becker serves as a director of Newport.

    The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                                   PROPOSAL 2
                APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
                    SICOR INC. EMPLOYEE STOCK PURCHASE PLAN

    In order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions, the Board of Directors originally adopted the SICOR Inc. Employee Stock Purchase Plan in 1992 under which 300,000 shares of Common Stock were reserved for issuance. The plan was amended and restated in 1996, 1997, 1998 and 1999 to reserve an additional 400,000 shares for issuance. On February 28, 2000, the Board of Directors amended and restated the plan (as amended and restated, the "ESPP") to reserve an additional 10,000 shares for issuance under the ESPP, subject to the approval of the Company's stockholders at the Annual Meeting. As of April 28, 2000, an aggregate of 50,712 shares were available for issuance under the ESPP.

    Under the ESPP, an aggregate of 710,000 shares of Common Stock (which number includes the 10,000 share increase that stockholders are being asked to approve) have been reserved for issuance, subject to anti-dilution adjustments. Any full-time employee will be eligible to participate in the ESPP after he or she has been continuously employed by the Company for three consecutive months. Eligible employees may elect to contribute up to 12% of their total compensation during each six-month offering period, subject to certain statutory limits. At the end of each six-month offering period, the Company will apply the amount contributed by the participant during the offering period to purchase whole shares of Common Stock, but not more than 1,000 shares. Shares of Common Stock are purchased for 85% of the lower of (i) the market price of the Common Stock immediately before the beginning of the purchase period or (ii) the market price of such Common Stock on the last business day of the purchase period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

FEDERAL INCOME TAX CONSEQUENCES

    The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. No income is recognized by a participant at the time a right to purchase Company Common Stock is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

    A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied. To satisfy the holding-period requirements of section 423, shares acquired under the ESPP cannot be disposed of within two years after the first day of the offering period during which the shares are purchased. They also cannot be disposed of within one year after they are purchased.

    If the holding period is met, the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the actual purchase price or (b) 15% of the fair market value of the shares immediately before the applicable offering period. The Company will not be entitled to any deduction under these circumstances.

    The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (I.E., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

    If the holding period is not met, the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will generally be entitled to a deduction for the same amount.

    The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending upon the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT
        AND RESTATEMENT OF THE SICOR INC. EMPLOYEE STOCK PURCHASE PLAN.

                                   PROPOSAL 3
                APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
                    SICOR INC. 1997 LONG-TERM INCENTIVE PLAN

    At the special meeting of stockholders in February 1997, the stockholders of the Company approved the adoption of the SICOR Inc. Long-Term Incentive Plan under which 2,000,000 shares of Common Stock were reserved for issuance. At the Annual Meetings of Stockholders held on September 9, 1997, June 15, 1998 and June 16, 1999, the stockholders of the Company approved amendments to such plan to reserve an additional 3,600,000 shares of Common Stock under such plan. On February 28, 2000, the Board of Directors further amended and restated the plan (as amended and restated, the "1997 Long-Term Incentive Plan") to reserve an additional 600,000 shares for issuance under the plan, subject to the approval of the Company's stockholders at the Annual Meeting. The 1997 Long-Term Incentive Plan replaced the Company's 1990 Stock Plan effective February 26, 1997 and any shares not subject to exercise under the 1990 Stock Plan or which are not exercised because of forfeiture or termination of options granted under the 1990 Stock Plan are added to the shares available under the 1997 Long-Term Incentive Plan.

DESCRIPTION OF 1997 LONG-TERM INCENTIVE PLAN

    PURPOSE

    The purpose of the 1997 Long-Term Incentive Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire stock or receive other incentives, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership, the success of the Company largely depends. While the maximum number of shares available for award is modest in comparison to the total number of shares of the Company Common Stock outstanding, the Company's Board of Directors believes that the 1997 Long-Term Incentive Plan will constitute an important means of compensating key employees.

    SHARES SUBJECT TO 1997 LONG-TERM INCENTIVE PLAN

    There are 6,200,000 shares of Company Common Stock (which number includes the 600,000 share increase that stockholders are being asked to approve) reserved for issuance under the 1997 Long-Term Incentive Plan. The 1997 Long-Term Incentive Plan replaced the 1990 Stock Plan. Under the 1990 Stock Plan, 6,383,334 shares of Company Common Stock have been reserved for issuance. The 1990 Stock Plan provided for the grant of both incentive stock options to employees only and nonstatutory stock options to employees, directors and independent consultants. The 1990 Stock Plan also provided for direct sale of shares to employees, directors and outside consultants. If any options granted under the 1990 Stock Plan for any reason expire or are canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options again become available for new grants under the 1997 Long-Term Incentive Plan. If shares issued under the 1990 Stock Plan are forfeited, they also become available for new grants under the 1997 Long-Term Incentive Plan.

    OUTSTANDING GRANTS

    As of April 20, 2000, options to purchase an aggregate of 4,518,534 shares of Company Common Stock at a weighted average exercise price of $4.758 per share were outstanding under both the 1990 Stock Plan and the 1997 Long-Term Incentive Plan. The foregoing numbers do not include options granted to former employees. As of April 20, 2000, approximately 528 employees, nine directors and 36 consultants or advisors were eligible to participate in both plans. On April 20, 2000, the closing price of the Company's Common Stock on the Nasdaq National Market was $10.50 per share. In general, all employee stock options have been granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Stock Option Committee in accordance with the provisions of the plans. On January 25, 2000 Dr. Colla was granted a non-qualified option with a fair market value of $7.625 and an exercise price of $6.481. Of all options granted, 4,459,336 shares have been exercised. As of April 20, 2000, 1,744,944 shares of Company Common Stock had been issued for direct sale under the plans. As of April 20, 2000, a total of 1,217,197 shares of Company Common Stock were available for future awards under the 1997 Long-Term Incentive Plan. No shares remain available for grant under the 1990 Stock Plan.

    As of April 20, 2000, the following persons or groups had in total received options to purchase shares or shares of Company Common Stock under either the 1990 Stock Plan or the 1997 Long-Term Incentive Plan: (i) the Chief Executive Officer and the other officers named in the Summary Compensation Table: Mr. Salvi, 150,000 shares; Mr. Cannon, 160,000 shares; Mr. Sayward, 135,000 shares; Mr. Becker, 135,000 shares; and Dr. Colla, 60,000 shares; (ii) each nominee for election as director not listed in the Summary Compensation Table: Mr. Ferrer, 47,500 shares; and Mr. Ruggeri 32,500 shares, (iii) all current executive officers of the Company as a group: 893,330 shares; (iv) all current directors who are not officers as a group: 658,500 shares; (v) each associate of any of such current directors, executive officers or nominees: no shares; (vi) each person who has received five percent of options granted other than those included above: no shares; and (vii) all employees and consultants of the Company as a group 4,059,550. The foregoing numbers do not include options that were surrendered in connection with the grant of restricted stock awards.

    ADMINISTRATION

    The 1997 Long-Term Incentive Plan is administered by the Stock Option Committee (the "Committee"), composed of directors who are disinterested persons under Rule 16b-3 of the Exchange Act ("Rule 16b-3") or Code Section 162(m) and smaller committees of directors as established by the Company's Board. In the case of grants to persons who are not also insiders for purposes of Section 16 of the Exchange Act, the 1997 Long-Term Incentive Plan may be administered by officers who are not directors. The Company's Board may fill vacancies from time to time to remove or add members.

    The Committee selects those employees of the Company or its subsidiaries who will be eligible to receive awards under the 1997 Long-Term Incentive Plan. The 1997 Long-Term Incentive Plan provides that the Committee may grant to eligible individuals any combination of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance awards, stock payments or dividend equivalents. Each grant will be memorialized in a separate agreement with the person receiving the grant. This agreement will indicate the type and terms of the award.

    NON-EMPLOYEE DIRECTOR GRANTS

    Non-employee directors are eligible to receive nonqualified stock options under the 1997 Long-Term Incentive Plan in the sole discretion of the Company's full Board. These grants are designed to comply with the provisions of Rule 16b-3 and are made at the conclusion of each regular annual meeting of stockholders to selected incumbent non-employee directors who will continue to serve on the Company's Board thereafter. The shares of Company Common Stock may be issued for past service by the non-employee directors and without payment of any purchase price. New non-employee directors may receive initial grants of nonqualified stock options unless they had received an initial grant at the conclusion of the annual stockholder meeting in the same calendar year.

    Total shares available to non-employee directors may not exceed 15% of the maximum number of shares available under the 1997 Long-Term Incentive Plan.

    STOCK OPTIONS

    Nonqualified stock options provide the right to purchase shares of Company Common Stock at a price which is not less than 85% of the fair market value of Company Common Stock subject to the option on the effective date of the grant. These options are granted for a term which may not exceed ten years.

    Incentive stock options comply with the provisions of the Code and are subject to restrictions contained in the Code. Incentive stock options are granted with an exercise price of not less than 100% of the fair market value of the Company Common Stock subject to the option on the date of grant and will extend for a term of up to ten years. Incentive stock options granted to persons who own more than 10% of the combined voting power of the Company's outstanding securities must be granted at prices which are not less than 110% of fair market value on the date of grant and may not extend for more than five years from the date of grant.

    The option exercise price must be paid in full at the time of exercise. The price may be paid in cash or, as acceptable to the Committee, by loan made by the Company to the participant, by arrangement with a broker where payment of the option price is guaranteed by the broker, by the surrender of shares of the Company owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing equal to the option price.

    Options for employees have such other terms and are exercisable in such manner and at such times as the Committee may determine. As noted below, all awards under the 1997 Long-Term Incentive Plan vest fully and immediately upon death, disability or upon a change in control. In addition, an option agreement for an employee may provide for accelerated exercisability in the case of other events as determined by the Committee.

    The Committee may, at any time prior to exercise and subject to consent of the participant, amend, modify or cancel any options previously granted and may or may not substitute in their place options at a different price and of a different type under different terms or in different amounts.

    RESTRICTED STOCK

    Restricted stock may be granted or sold to employees for prices determined by the Committee and subject to such restrictions as may be appropriate. Typically restricted stock is forfeited and is resold to the Company at cost in the event that "vesting" is not achieved by virtue of seniority or performance or other criteria. In general, restricted shares may not be sold, transferred or hypothecated until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, have voting rights and receive dividends, if any, prior to the time when the restrictions lapse.

    STOCK APPRECIATION RIGHTS

    Stock appreciation rights ("SARs") may be granted in tandem with stock options or separately. If SARs are granted in tandem with options, the options may be either nonqualified or incentive stock options. SARs granted by the Committee in tandem with stock options will provide for payments to grantees based upon increases in the price of Company Common Stock over the exercise price of the related option. The SARs will provide that the holder of the SARs may exercise the SARs or the option in whole or in part, but the aggregate exercise may not cover more than the aggregate number of shares upon which the value of the SARs is based. SARs granted in tandem with options may not extend beyond the term of the related option. SARs will be transferable only to the extent that the related option is transferable. The Committee may elect to pay SARs in cash or in Company Common Stock or in a combination of cash and Company Common Stock.

    SARs which are issued separately from options will provide for payments based upon increases in the price of Company Common Stock over the fair market value of Company Common Stock or the book value of Company Common Stock on the date of grant. The Committee will determine whether fair market value or book value will be the appropriate measure. As with other SARs, upon exercise the Committee may determine to pay the SARs in cash or in Company Common Stock or in a combination of cash and Company Common Stock.

    PERFORMANCE AWARDS, COMMON STOCK PAYMENTS AND DIVIDEND EQUIVALENTS

    Performance awards may be granted by the Committee on an individual basis. Generally these awards will be paid in cash and will be based upon specific agreements.

    The Committee may approve a payment in Company Common Stock to any employee who otherwise may be entitled to a cash payment other than base salary (e.g., a bonus). Similarly, the Committee may award shares as dividend equivalents with respect to grants of options or SARs.

    SECTION 162(M)

    In order to permit maximum deductibility of compensation relating to awards of stock options and SARs, a limitation has been imposed upon the number of such awards which may be made under the 1997 Long-Term Incentive Plan. Specifically, no more than 250,000 (350,000 in the event of an option repricing) shares of Company Common Stock shall be subject to stock options and SARs that are granted annually under the 1997 Long-Term Incentive Plan to any one employee. A maximum of 6,200,000 shares has been authorized for award under the 1997 Long-Term Incentive Plan plus shares which are not subject to grants under the 1990 Stock Plan as of the effective date, and shares which become available because options under the 1990 Stock Plan are forfeited or terminated.

    OTHER PROVISIONS

    The 1997 Long-Term Incentive Plan contains customary provisions relating to adjustments for increases or decreases in the number and kind of Company securities. Furthermore, all awards under the 1997 Long-Term Incentive Plan vest fully and immediately upon death, disability or upon a change in control. "Change in control" includes tender offers, mergers, sales of substantially all Company assets, change in a majority of the Company Board over a two-year period and the acquisition of more than 30% of the outstanding shares of Company Common Stock by a person who did not previously own 30% of such stock.

    The 1997 Long-Term Incentive Plan will expire ten years after its initial effective date, unless it is terminated before then by the Company's Board of Directors.

    The Company's Board of Directors may amend, suspend or terminate the 1997 Long-Term Incentive Plan at any time without further action of the Company's stockholders except with respect to the accelerated vesting or share adjustment provisions and as required by applicable law.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of the 1997 Long-Term Incentive Plan as it relates to nonqualified stock options, incentive stock options and share awards is intended to be a summary of applicable federal law. State and local tax consequences may differ.

    OPTIONS

    Incentive stock options and nonqualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonqualified stock options need not comply with such requirements.

    An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a long-term capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

    An optionee is not taxed on the grant of a nonqualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is a long-term capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

    SHARE AWARDS

    If a participant is awarded or purchases shares, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

    If a participant is awarded or purchases shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant.

    Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a
Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred.

1997 LONG-TERM INCENTIVE PLAN BENEFITS

    The Committee has full discretion to determine the number, type and value of awards to be granted to key employees under the 1997 Long-Term Incentive Plan. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other key employees are not determinable.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT
        AND RESTATEMENT OF THE SICOR INC. 1997 LONG-TERM INCENTIVE PLAN.

                                   PROPOSAL 4
                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 2000, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
                               ERNST & YOUNG LLP.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than January 5, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting.

    The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting of 2001; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. In 1999, all directors, executive officers and 10% stockholders timely filed all such reports.

                                 OTHER MATTERS

    The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

    Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting SICOR Inc., 19 Hughes, Irvine, California 92618, (949) 455-4700. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by June 6, 2000.

    Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                          By order of the Board of Directors.
                                          WESLEY N. FACH
                                          SECRETARY

                                   SICOR INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING ON JUNE 27,2000

         JOHN W. SAYWARD and WESLEY N. FACH, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of SICOR Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 19 Hughes, Irvine, California on June 27, 2000 at 10:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTORS AND FOR ITEMS 2, 3 AND 4.

                  (continued and to be signed on reverse side)



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

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE      Please mark
THREE NOMINEES FOR CLASS II DIRECTORS AND FOR ITEMS 2, 3 AND 4.                      your vote as   /X/
                                                                                     indicated in
                                                                                     this sample

                                FOR                    WITHHOLD
                        all nominees listed            AUTHORITY
                         below (except as           to vote for all
                      marked to the contrary)    nominees listed below            FOR     AGAINST     ABSTAIN

1.     ELECTION OF DIRECTORS


                 Nominees: Carlos A. Ferrer
                           Carlo Ruggeri
                           Carlo Salvi

2.   To approve the amendment and restatement of the
     ESPP:

3. To approve the amendment and restatement of the 1997 Long-Term Incentive Plan:


4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors:


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                                                   PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD
                                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature(s)                                                  Dated:                , 2000

Please sign exactly as your name or name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

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